Peat Marwick LLP
Center Tower
650 Town Center Drive
Costa Mesa, CA 92626


                         Independent Accountants' Report


The Board of Directors
Consumer Portfolio Services, Inc.:

We have examined management's assertion about Consumer Portfolio Services, Inc.'s (the Company) compliance with the minimum servicing standards identified in the relevant sections of the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 1997 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the relevant minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards, as they relate to the servicing of automobile installment contracts, as of and for the year ended December 31, 1997 is fairly stated, in all material respects.



February 18, 1998














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                                                                           2 Ada
                                                   Irvine, California 92618-2349
                                                          Telephone 714-752-6800
                                                          Facsimile 714-753-6806



                             MANAGEMENT'S ASSERTION




As of and for the year ended December 31, 1997, Consumer Portfolio Services, Inc. has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, as they relate to the servicing of automobile installment contracts. As of and for this same period, Consumer Portfolio Services, Inc. had in effect a fidelity bond in the amount of $2,000,000.



/s/ Charles E. Bradley, Jr.                              February 18, 1998
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Charles E. Bradley, Jr.                                      Date
President
Chief Executive Officer



/s/ Jeffrey P. Fritz                                     February 18, 1998
- --------------------                            --------------------------------
Jeffrey P. Fritz                                             Date
Chief Financial Officer





/s/ James L. Stock                                       February 18, 1998
- ------------------                              --------------------------------
James L.  Stock                                              Date
Vice President and Controller